EXHIBIT 99.1

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

ESSEX PROPERTY TRUST, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

BEX Portfolio, Inc., which we refer to as Merger Sub, a wholly owned subsidiary of Essex Property Trust, Inc., which we refer to as Essex or ESS, plans to merge with and into BRE Properties, Inc., which we refer to as BRE, with Merger Sub continuing as the surviving corporation and a wholly owned direct subsidiary of Essex. We refer to this merger as the merger. The merger is part of the transactions contemplated by the Agreement and Plan of Merger entered into on December 19, 2013 between Essex and BRE, which we refer to as the merger agreement.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding share of common stock, par value $0.01 per share, of BRE, which we refer to as BRE common stock will be converted into the right to receive (i) 0.2971 shares of Essex common stock, par value $0.0001 per share, which we refer to as Essex common stock, and (ii) $12.33 in cash, which we refer to as the cash consideration.

Under the terms of the merger agreement, at the effective time of the merger, each option to purchase shares of BRE common stock will be converted into an option exercisable for a number of shares of Essex common stock calculated based on an exchange ratio and adjusted to take into account the cash consideration, subject to the same economic terms and conditions as were applicable to the corresponding option immediately prior to the merger. In addition, all BRE restricted stock awards outstanding at the effective time of the merger will be converted into the right to receive a number of shares of Essex restricted common stock calculated based on an exchange ratio and adjusted to take into account the cash consideration, subject to the same economic terms and conditions as were applicable to the corresponding award immediately prior to the merger and subject to certain adjustments with respect to performance-based BRE restricted stock awards.  On February 20, 2014, BRE redeemed all outstanding shares of BRE preferred stock at $25.00 per share plus any accrued and unpaid dividends, in accordance with their terms and the terms of the merger agreement.

The following unaudited pro forma condensed consolidated financial statements are based on Essex’s historical consolidated financial statements and BRE’s historical consolidated financial statements and have been adjusted in the statements below to give effect to the merger. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2013 gives effect to the merger as if it had occurred on January 1, 2013. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2013 gives effect to the merger as if it had occurred on December 31, 2013. The historical consolidated financial statements of BRE have been adjusted to reflect certain reclassifications in order to conform to Essex’s financial statement presentation.

The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting with Essex considered the accounting acquirer of BRE. Under the acquisition method of accounting, the acquired net tangible and identifiable intangible assets and liabilities assumed of BRE are recorded based on their respective fair values with the excess purchase price, if any, recorded to goodwill.

The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The total consideration for the merger and the assignment of fair values to BRE’s assets acquired and liabilities assumed has not been finalized, is subject to change, could vary materially from the actual amounts at the time the merger is completed, and may not have identified all adjustments necessary to conform BRE’s accounting policies to Essex’s accounting policies. A final determination of the fair value of BRE’s assets and liabilities, including intangible assets, will be based on the actual net tangible and intangible assets and liabilities of BRE that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger.

The value of the consideration to be paid by Essex upon the consummation of the merger will be determined based on the closing price of Essex’s common stock on the closing date of the merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma consolidated financial statements presented below. Essex estimated the fair value of BRE’s assets and liabilities based on discussions with BRE’s management, preliminary valuation studies, due diligence and information presented in BRE’s public filings. Upon completion of the merger, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statements of income. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The aggregate purchase price for financial statement purposes will be based on the actual closing price per share of Essex common stock on the closing date, which could differ materially from the assumed value disclosed in the notes to the unaudited pro forma consolidated financial statements, and $12.33 in cash for each share of BRE common stock. If the actual closing price per share of Essex common stock on the closing date is higher than the assumed amount, the final purchase price will be higher; conversely, if the actual closing price is lower, the final purchase price will be lower. A hypothetical 10% change in Essex’s closing stock price on the closing date of the merger would have an approximate $383 million impact on the purchase price.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed consolidated financial statements are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are: (1) directly attributable to the merger, (2) factually supportable, and (3) expected to have a continuing impact on the results of income of Essex following the merger. This information is presented for illustrative purposes only and is not indicative of the consolidated operating results or financial position that would have occurred if such transactions had occurred on the dates described above and in accordance with the assumptions described below, nor is it indicative of future operating results or financial position.

The unaudited pro forma consolidated financial statements, although helpful in illustrating the financial characteristics of Essex following the merger under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the merger and do not attempt to predict or suggest future results. Specifically, the unaudited pro forma condensed consolidated statements of income exclude projected operating efficiencies and synergies expected to be achieved as a result of the merger. The projected operating synergies are expected to substantially offset the expected increase in property taxes primarily due to California’s Proposition 13 reassessments of the acquired properties. The unaudited pro forma consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the merger as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the merger. However, such costs could affect Essex following the merger in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed consolidated financial statements do not reflect the effect of any regulatory actions that may impact the results of Essex following the merger.

The unaudited pro forma consolidated financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma consolidated financial statements;

•	the historical audited consolidated financial statements of Essex as of and for the year ended December 31, 2013, as presented in Essex’s Form 10-K.; and

•	the historical audited consolidated financial statements of BRE as of and for the year ended December 31, 2013, as presented in BRE’s Form 10-K.

ESSEX PROPERTY TRUST, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2013
(Dollars in thousands)

	Essex	BRE	Pro Forma		Combined
Assets	Historical	Historical (A)	Adjustments		Pro Forma
Real estate:
Rental properties:
Rental properties	$5,443,757	$3,908,433	$2,202,219	(B)	$11,554,409
Less accumulated depreciation	(1,254,886)	(884,472)	884,472	(C)	(1,254,886)
	4,188,871	3,023,961	3,086,691		10,299,523
Real estate - held for sale, net	-	23,481	-		23,481
Real estate under development	50,430	501,717	92,793	(B)	644,940
Co-investments	677,133	6,363	7,137	(D)	690,633
	4,916,434	3,555,522	3,186,621		11,658,577
Cash and cash equivalents-unrestricted	18,491	8,432	-		26,923
Cash and cash equivalents-restricted	35,275	-	-		35,275
Marketable securities	90,084	-	-		90,084
Notes and other receivables	68,255	8,146	-		76,401
Prepaid expenses and other assets	33,781	25,245	86,863	(E)	145,889
Deferred charges, net	24,519	11,501	10,999	(F)	47,019
Total assets	$5,186,839	$3,608,846	$3,284,483		$12,080,168

Liabilities and Equity
Mortgage notes payable	$1,404,080	$711,428	$61,000	(G)	$2,176,508
Unsecured debt	1,410,023	950,000	63,000	(G)	2,423,023
Lines of credit	219,421	98,000	54,027	(H)	371,448
Bridge loan	-	-	978,199	(I)	978,199
Other liabilities	150,728	92,483	85,000	(J)	328,211
Total liabilities	3,184,252	1,851,911	1,241,226		6,277,389
Commitments and contingencies
Redeemable noncontrolling interest	-	4,751	-		4,751
Cumulative convertible preferred stock	4,349	-	-		4,349
Equity:
Cumulative redeemable preferred stock	73,750	-	-		73,750
Preferred stock	-	22	(22)	(I)	-
Common stock	4	772	(770)	(I)	6
Additional paid-in capital	2,345,763	1,888,028	1,943,411	(I)	6,177,202
Distributions in excess of accumulated earnings	(474,426)	(136,638)	100,638	(I)	(510,426)
Accumulated other comprehensive loss, net	(60,472)	-	-		(60,472)
Total stockholders' equity	1,884,619	1,752,184	2,043,257		5,680,060
Noncontrolling interest	113,619	-	-		113,619
Total equity	1,998,238	1,752,184	2,043,257		5,793,679
Total liabilities and equity	$5,186,839	$3,608,846	$3,284,483		$12,080,168

ESSEX PROPERTY TRUST, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013
(Dollars in thousands, except per share data)

	Essex	BRE	Pro Forma		Combined
	Historical	Historical (A)	Adjustments		Pro Forma
Revenues:
Rental and other property	$602,003	$404,028	$-		$1,006,031
Management and other fees	11,700	384	-		12,084
	613,703	404,412	-		1,018,115
Expenses:
Property operating, excluding real estate taxes	138,736	88,512	-		227,248
Real estate taxes	57,276	35,792	28,000	(K)	121,068
Depreciation and amortization	192,420	105,371	117,218	(L)	415,009
General and administrative	25,601	23,037	-	(M)	48,638
Cost of management and other fees	6,681	-	-		6,681
Merger expenses	4,284	3,401	-		7,685
Impairment and other charges	-	585	-		585
	424,998	256,698	145,218		826,914
					-
Earnings from operations	188,705	147,714	(145,218)		191,201

Interest expense before amortization	(104,600)	(61,170)	(8,970)	(N)	(174,740)
Amortization expense	(11,924)	(4,697)	(17,803)	(O)	(34,424)
Interest and other income	11,633	20,230	-		31,863
Equity income in co-investments	55,865	19,258	-		75,123
Loss on early retirement of debt	(300)	-	-		(300)
Gain on sale of land	1,503	-	-		1,503
Income from continuing operations	140,882	121,335	(171,991)		90,226
Net income attributable to noncontrolling interest	(14,086)	(190)	-		(14,276)
Net income attributable to controlling interest	126,796	121,145	(171,991)		75,950
Dividends to preferred stockholders	(5,472)	(3,645)	3,645	(P)	(5,472)
Net income from continuing operations available
to common stockholders	$121,324	$117,500	$(168,346)		$70,478

Per common share data:
Basic:
Income from continuing operations available to common stockholders	$3.26	$1.52		(Q)	$1.17
Weighted average number of common shares outstanding during the period	37,249	77,111	23,028	(Q)	60,277

Diluted:
Income from continuing operations available to common stockholders	$3.25	$1.52		(Q)	$1.17
Weighted average number of common shares outstanding during the period	37,335	77,340	23,028	(Q)	60,363

ESSEX PROPERTY TRUST, INC.
NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Overview

For purposes of the unaudited pro forma consolidated financial statements, which we refer to as the pro forma financial statements, we have assumed a total preliminary purchase price for the merger of approximately $4.8 billion, which consists of shares of Essex common stock issued and cash paid in exchange for BRE common stock. Under the terms of the merger agreement, each outstanding share of BRE common stock will be converted into the right to receive (i) 0.2971 shares of Essex common stock and (ii) $12.33 in cash.

The pro forma financial statements have been prepared assuming the merger is accounted for using the acquisition method of accounting under U.S. GAAP, which we refer to as acquisition accounting, with Essex as the acquiring entity. Accordingly, under acquisition accounting, the acquired net tangible and identifiable intangible assets and liabilities assumed of BRE are recorded based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform BRE’s financial statement presentation to that of Essex, as described in footnote (A) below. However, the unaudited pro forma financial statements may not reflect all adjustments necessary to conform BRE’s accounting policies to those of Essex due to limitations on the availability of information as of the date of this current report on Form 8-K.

The pro forma adjustments represent Essex management’s estimates based on information available as of the date of this current report on Form 8-K and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined, including transaction or other costs following the merger that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the merger are excluded from the pro forma statement of income.

The pro forma condensed consolidated statement of income for the year ended December 31, 2013 consolidate the historical consolidated statements of income of Essex and BRE, giving effect to the merger as if it had been consummated on January 1, 2013, the beginning of the earliest period presented. The pro forma condensed consolidated balance sheet combines the historical consolidated balance sheets of Essex and BRE as of December 31, 2013, giving effect to the merger as if it had been consummated on December 31, 2013.

Completion of the merger is subject to, among other things, approval by the stockholders of both Essex and BRE. As of the date of this current report on Form 8-K, the merger is expected to be completed during the first quarter of 2014.

Preliminary Estimated Purchase Price

The total preliminary estimated purchase price of approximately $4.8 billion was determined based on the number of BRE’s common shares outstanding as of December 31, 2013. For purposes of the pro forma condensed consolidated financial statements, such common shares are assumed to remain outstanding as of the closing date of the merger. Further, no effect has been given to any new BRE common shares that may be issued or granted subsequent to the date of this current report on Form 8-K and before the closing date of the merger. In all cases in which Essex’s closing stock price is a determining factor in arriving at final consideration for the merger, the stock price assumed for the total preliminary purchase price is the closing price of Essex’s common stock on February 24, 2014 ($166.38 per share), the most recent date practicable in the preparation of this current report on Form 8-K.

The purchase price will be computed using the closing price of Essex common stock on the closing date; therefore, the actual purchase price will fluctuate with the market price of Essex common stock until the merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma condensed consolidated financial statements.

The following table presents the changes to the value of stock consideration and the total preliminary purchase price based on a 10% increase and decrease in the per share price of Essex common stock and cash paid (in thousands, except per share data):

	Price of ESS Common Stock	ESS Shares to be Issued	Cash to be Paid	Calculated Value of Consideration
As of February 24, 2014	$166.38	23,028	$955,699	$4,787,140
Decrease of 10%	149.74	23,028	955,699	4,403,996
Increase of 10%	183.02	23,028	955,699	5,170,284

For purposes of these pro forma condensed consolidated financial statements, BRE’s tangible and identifiable intangible assets acquired and liabilities assumed have been recorded based on their estimated fair values assuming the merger was completed on the pro forma condensed consolidated balance sheet date presented. The final fair values will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive valuation. Accordingly, the purchase price adjustments are preliminary and have been made solely for the purpose of providing pro forma condensed consolidated financial statements. The final purchase price adjustments will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair value of BRE’s tangible assets and liabilities, including identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming BRE’s accounting policies to those of Essex, could differ materially from the pro forma adjustments presented herein.

The fair value adjustment based on the total preliminary purchase price was as follows (in thousands):

Asset/Liability	BRE Historical, as reclassified (i)	Pro Forma Adjustment		BRE Historical, Adjusted	Fair Value Adjustment	Estimated Fair Value
Real estate assets, net	$3,555,522	$-		$3,555,522	$3,186,621	$6,742,143
Cash and cash equivalents	8,432	-		8,432	-	8,432
Notes and other receivables, prepaid and other assets and deferred charges, net	44,892	-		44,892	75,362	120,254
Mortgage notes payable, unsecured debt and lines of credit	(1,759,428)	(54,027)	(ii)	(1,813,455)	(124,000)	(1,937,455)
Other liabilities	(92,483)	(49,000)	(iii)	(141,483)	-	(141,483)
Redeemable noncontrolling interest	(4,751)	-		(4,751)	-	(4,751)
Total Preliminary Purchase Price						$4,787,140

(i)	BRE historical amounts include the reclassifications of certain balances in order to conform to Essex’s presentation. See tickmark (A) below.
(ii)	BRE’s historical book value for lines of credit was increased by $54.0 million related to the financing of the redemption of Series D preferred stock as discussed in (H) below.
(iii)
BRE’s historical book value for other liabilities was increased by $49.0 million related to the $37.0 million accrual of BRE’s portion of the merger transaction costs, and $12.0 million accrual for certain BRE employees in connection with the change in control and their contractual employment agreements.

Balance sheet and statement of income reclassification adjustments:

(A) BRE historical amounts include the reclassifications of certain balances in order to conform to Essex’s presentation as noted below:

The balance sheet reclassifications are as follows:

	BRE Historical	Reclassifications		BRE Historical, as reclassified
Rental properties	$3,918,341	$(9,908)	(i)	$3,908,433

Real estate under development	483,725	17,992	(ii)	501,717

Notes and other receivables	-	8,146	(ii)	8,146

		(37,639)	(ii)
		9,908	(i)
Prepaid expenses and other assets	52,976	(27,731)		25,245

Deferred charges, net	-	11,501	(ii)	11,501

(i)	Approximately $9.9 million related to in-place lease intangible assets has been reclassified to the line item entitled “Prepaid expenses and other assets.”
(ii)	Approximately $37.6 million have been reclassified from prepaid expenses and other assets to the following:

Real estate under development	$17,992
Notes and other receivables	8,146
Deferred charges, net	11,501

The statement of income reclassifications for the year ended December 31, 2013 are as follows:

	BRE Historical	Reclassifications	BRE Historical, as reclassified
Rental income	$388,300	$15,728	$404,028
Ancillary income	15,728	(15,728)	-
Real estate	124,304	(35,792)	88,512
Real estate taxes	-	35,792	35,792
Other income	20,614	(384)	20,230
Management and other fees	-	384	384
Impairment and other charges	-	585	585
Merger expenses	-	3,401	3,401
Other expenses	3,986	(3,986)	-
Interest	65,867	(4,697)	61,170
Amortization expense	-	4,697	4,697

 Balance Sheet Adjustments:

(B)	BRE’s real estate assets have been adjusted to their estimated fair values as of December 31, 2013. The estimated fair value was derived by applying a capitalization rate to estimated net operating income, using recent third party appraisals, or other available market data. The preliminarily estimated purchase price allocation was performed using the closing stock price of Essex on February 24, 2014.

(C)	Accumulated depreciation was adjusted to eliminate BRE’s historical accumulated depreciation.

(D)	BRE’s co-investment has been adjusted to its estimated fair value as of December 31, 2013, using valuation techniques similar to those used to estimate the fair value of wholly-owned assets as discussed in (B) above.

(E)	The prepaid expenses and other asset adjustment includes $96.8 million for acquisition of acquired in place leases. The estimated fair value of in place leases was calculated based on the estimated cost to replace such leases, including foregone rents during an assumed lease-up period. These costs were offset by the elimination of BRE’s historical in-place lease intangible assets of $9.9 million.

(F)	Deferred financing costs were adjusted by $11.5 million net, to eliminate BRE’s historical financing costs, net. These eliminated costs were offset by costs associated with Essex’s bridge loan of $22.5 million.

(G)	BRE’s debt balances have been adjusted by $124.0 million to reflect the estimated fair values at December 31, 2013. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

(H)	BRE’s line of credit was increased by $54.0 million to finance the redemption of its Series D preferred stock (excluding accrued and unpaid dividends related to 2014) as required in the merger agreement.

(I)	Adjustment represents the issuance of 23,028,000 shares of Essex common stock with a fair value of $166.38 per share as of February 24, 2014; the elimination of all historical BRE equity balances; the redemption of BRE’s preferred stock; and transaction costs. Additionally, Essex has entered into a commitment letter for a bridge loan, if needed, to finance the cash consideration in connection with the merger and is reflected for pro forma purposes to fund the cash portion of the purchase price. The following table provides detail of adjustments impacting additional paid in capital (APIC), common stock and distributions in excess of accumulated earnings (in thousands):

	Common stock	APIC	Distributions in excess of accumulated earnings
Transaction costs of BRE	$-	$-	$(37,000)
BRE employee severance	-	-	(12,000)
Redemption of BRE's preferred stock	-	(52,125)	(1,880)
Issuance of Essex common stock	2	3,831,439	-
Removal of BRE's historical balances	(772)	(1,835,903)	187,518
Transaction costs of Essex	-	-	(36,000)
Total adjustment	$(770)	$1,943,411	$100,638

(J)	Adjustment represents estimated transaction costs anticipated to be incurred by Essex and BRE prior to or concurrent with the closing of the merger of approximately $73.0 million, consisting primarily of fees for investment bankers, legal, accounting, tax, and certain filings to be paid to third parties based on actual expenses incurred to date and each party’s best estimate of its remaining fees as provided to Essex and BRE. Additionally, Essex will assume $12.0 million in liabilities for certain BRE employees in connection with the change in control and their contractual employment agreements.

Statement of Income Adjustments—for the Year Ended December 31, 2013

(K)	The estimated increase in property taxes is primarily due to reassessment of California properties with estimated fair value exceeding historical property tax basis pursuant to Proposition 13. The adjustment was calculated based on multiplying property tax rate by the difference between the estimated fair value and the historical property tax basis.

(L)	Depreciation and amortization was adjusted to eliminate $105.4 million of BRE’s historical depreciation and amortization expense and to recognize $164.5 million of depreciation based on the estimated fair value of BRE’s real estate assets and $58.1 million of amortization of the intangible assets recognized at estimated fair value. This depreciation and amortization adjustment is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 30 years for land improvements and buildings and 20 months amortization for acquired in-place residential leases, all of which are preliminary determinations.

(M)	Essex and BRE expect the merger to create general and administrative cost efficiencies but there can be no assurance that such costs will be achieved. The unaudited pro forma consolidated financial statements do not include any estimate of projected cost savings.

(N)	Interest expense is reduced by $20.6 million as the result of the amortization of the debt premium associated with the pro forma adjustment to record BRE’s debt at fair value. The reduction is offset by $28.6 million increase in interest expense in connection with a bridge loan to finance the cash consideration terms of the merger and a $1.0 million increase in interest expense in connection with BRE’s increase in its line of credit to finance the redemption of its Series D preferred stock.

(O)	Amortization expense of deferred financing cost is eliminated to remove $4.7 million of BRE’s historical amortization. These eliminated costs were offset by costs associated with Essex’s bridge loan of $22.5 million.

(P)	BRE’s dividends to preferred stockholders were eliminated with the redemption of its Series D preferred stock as required in the merger agreement.

(Q)	The calculation of basic and diluted income from continuing operations per common share was as follows:

Year Ended December 31, 2013
	(Dollars in thousands, except per share data)
	Essex Historical	BRE Historical	Essex Pro Forma
Net income from continuing operations available to common stockholders, basic and diluted	$121,324	$117,500	$70,478
Weighted average common shares outstanding, basic	37,249	77,111	60,277
Weighted average common shares outstanding, diluted	37,335	77,340	60,363
Income from continuing operations available to common stockholders per common share, basic	$3.26	$1.52	$1.17
Income from continuing operations available to common stockholders per common share, diluted	$3.25	$1.52	$1.17

Note: The pro forma weighted average common shares assume that the Essex shares issued to BRE stockholders in connection with the merger were issued as of January 1, 2013.